Exhibit 23.3
To the Board of Directors of
Vale S.A. (“Vale”)
Ladies and Gentlemen:
Neville Terry of SRK hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Vale’s Annual Report on Form 20-F for the year ended December 31, 2009, in which Neville Terry is named as having prepared Vale’s coal reserve estimate.
Yours Sincerely,

/s/ Neville Terry Neville Terry

Principal Consultant Coal

21st Feb 2011